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EXHIBIT 10.49 TO FORM 10-K FOR YEAR ENDED DECEMBER 31, 1999
FOR NORTHWEST AIRLINES CORPORATION


         The Corporation has agreed to pay Mr. Foret a severance payment equal to three times his annual base salary and target incentive payment in the event his employment is terminated by the Corporation other than for cause or by Mr. Foret for good reason. In such event, Mr. Foret will also realize the supplemental retirement benefits described above and will continue to receive certain specified health and welfare benefits under the Corporation's benefit plans and programs for a specified period following his termination of employment. Mr. Foret is also entitled to lifetime travel privileges and accelerated vesting of his outstanding stock options in certain circumstances. Mr. Foret is subject to a one year covenant not to compete in the event he terminates his employment without good reason or is terminated by the Corporation for cause.